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                                                                    Exhibit 23.1


                        Independent Accountants' Consent


The Board of Directors
Diageo plc:


We consent to the use of our report dated 3 September 2003 (except for note 29
(iii) which is as of 26 November 2003) with respect to the consolidated balance sheets of Diageo plc and subsidiaries as at 30 June 2003 and 30 June 2002, and the related consolidated profit and loss accounts, consolidated statements of total recognised gains and losses, and consolidated cash flow statements for each of the years in the three year period ended 30 June 2003, incorporated herein by reference, and to the reference to our firm under the heading ''Experts'' in the prospectus.



KPMG Audit Plc
Chartered Accountants
London, England

26 November 2003